Exhibit 99.1

PRESS RELEASE

Date: November 25, 2024

Lytton Rancheria of California Leads Tribal Investment in Cadiz Groundwater Banking Project

$50 million investment in Mojave Groundwater Bank would be the largest investment in water infrastructure off tribal-lands by Native American Tribes in U.S. history

LOS ANGELES, CA and WINDSOR, CA 11.25.24 /PRNewswire/ – Cadiz, Inc. (NASDAQ: CDZI) (the “Company” or “Cadiz”) announced today that the Company and the Lytton Rancheria of California (“Lytton”) have signed a Letter of Intent for Lytton to invest up to $50 million in the Company’s groundwater banking project in the Mojave Desert (“Mojave Groundwater Bank”). Lytton’s investment would be the first major investment by a Native American Tribe in large-scale water infrastructure off tribal lands in U.S. history. With 2.5 million acre-feet of new water supply and an estimated 30 million acre-feet of water in storage today, the Mojave Groundwater Bank will be the largest new groundwater bank in the Southwest.

The partnership between Cadiz and Lytton signifies a landmark collaboration in water resource management, with Tribes holding a majority ownership stake in the Mojave Groundwater Bank. This ownership structure empowers Indigenous communities to play a leading role in decision-making and investment in vital water projects.

Lytton Tribal Chairperson Andy Mejia stated, “As a Tribal Government, we take our responsibility to be good stewards of the land and the environment seriously. Working with other Tribal Governments, Cadiz and other responsible environmental investors to develop a sustainable, responsibly managed water source in these shifting times is something we want to be involved in. With Tribal involvement in the direction and operation of this project, we can ensure that all people have a chance to benefit from this critical water resource.”

Cadiz CEO and Chairperson of the Board Susan Kennedy also stated, “We are proud and honored to create this groundbreaking partnership with Lytton to develop this important project for the benefit of underserved and indigenous communities. Access to clean water will be the single greatest challenge many communities in California and the Southwest face in the coming decades. We are grateful for the chance to be part of the solution.”

The Mojave Groundwater Bank is a clean water infrastructure project being developed by Cadiz in California’s Mojave Desert. The groundwater bank at Cadiz is located at the base of a 2,000 square mile watershed system fed by rain and snow in the high desert New York and Providence mountains. The underground reservoir holds an estimated 30 - 40 million acre-feet of water in storage today – more water than is presently stored in Lake Mead and Lake Powell, the two largest surface reservoirs in the United States, combined.

The Mojave Groundwater Bank will include more than 300 miles of pipelines that intersect California’s water transportation network to provide new clean water supply and storage resources to underserved, disadvantaged and tribal communities in the Mojave River Basin, the Colorado River Basin and California’s Inland Empire that presently lack access to clean, reliable water.

Cadiz anticipates construction of the Project to begin in 2025 with initial water delivery targeted for as early as 2026.

For additional details regarding the LOI with Lytton Rancheria of California, please refer to the Company’s Current Report on Form 8-K filed with the SEC today, November 25, 2024.

About Cadiz Inc.

Cadiz is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access. For more information, please visit https://www.cadizinc.com.

Contact

Cadiz, Inc.

Courtney Degener

cdegener@cadizinc.com

213-271-1603

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates”, “expect”, “may”, “plan”, or “will”. These forward-looking statements include, but are not limited to, statements regarding Cadiz’s expectation that the proposed transactions pursuant to the LOI will move forward and the parties thereto will enter into binding definitive agreements, and that Cadiz will realize the anticipated benefits from such agreements. Although Cadiz believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in Cadiz’s forward-looking statements include the risk that the parties do not enter into binding definitive agreements or that, if such definitive agreements are entered into, requisite funding necessary for construction of facilities for the Mojave Groundwater Bank may not be available on terms satisfactory to the parties or in sufficient amounts, or the progress of the project may not proceed as planned, or the definitive agreements entered into, if any, could be terminated prior to the completion of the project, and other factors and considerations detailed in Cadiz’s Securities and Exchange Commission filings including its annual report on Form 10-K for the year ended December 31, 2023 and subsequent filings. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.